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                                                                    EXHIBIT 99.1


[WEATHERFORD LOGO]                                                 NEWS RELEASE


                 WEATHERFORD AND SHELL TECHNOLOGY VENTURES PACT
                 TO ACCELERATE EXPANDABLE TECHNOLOGY DEVELOPMENT

DETAILS OF WEATHERFORD'S CONFERENCE CALL FURTHER DISCUSSING ISSUES RELATING TO THIS RELEASE CAN BE FOUND IN THE TEXT BELOW.

HOUSTON, March 4, 2002 - - Weatherford International, Inc. (NYSE: WFT) today announced that its Completion Systems division, the world's leading supplier of Expandable Sand Screen Technologies, has obtained a worldwide license to Shell's expandable technology. Under the terms of the agreement, Weatherford receives a global license to Shell's expandable tubular intellectual property and immediate access to the US market for use of Weatherford's highly successful Expandable Sand Screen (ESSTM) system.

     Both companies have been at the forefront of developing expandable technology since the mid-1990's and are now extending their relationship more particularly to include solid expandable technologies. The importance of solid expandable technologies is their potential to eliminate the telescopic effect of traditional well construction methods and allow wells to be completed as monobores (i.e., utilizing a single casing size from a level below the surface to the production zones). Weatherford and Shell will work together to accelerate the implementation of these technologies.

     Expandable technologies refer to both slotted and solid expandables, related tools and accessories, and specialized expansion systems. All share the ability for expansion after downhole installation. The downhole expansion of tubular systems allows substantially higher hydrocarbon production rates from the reservoir and provides significant reductions in well drilling and construction costs by reducing the quantity of products and services required by traditional techniques. Expandables also provide new possibilities for previously unreachable or uneconomic deepwater reservoirs.

     Weatherford pioneered the application of expandables for downhole sand control with its ESS(TM) System. These systems were brought into commercial use during 2000-2001. When expanded, the ESS allows greater borehole productivity and the ability to perform remediation work. To date, Weatherford has successfully installed numerous ESS Systems worldwide (excluding USA) totaling approximately 13 miles in length.



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     In addition to ESS, Weatherford has been developing a full line of
Expandable Completion Accessories utilizing its own patented solid expandable technology. These include Solid Expandable Liner Hanger Systems currently under development for use as liner hangers with ESS, an expandable casing repair system and Expandable Drilling Liners that enable monobore well construction.

     Weatherford has scheduled a conference call today at 11:00 a.m. eastern, 10:00 a.m. central. The purpose of the conference call is to further discuss the Weatherford and Shell Technology Ventures Pact. The call will be open to the public. To access the call please contact the conference call operator at 630-395-0178 approximately 10 minutes prior to the scheduled start time, and ask for the Weatherford Conference Call. A replay will be available until 5:00 p.m. central, March 11, 2002. The number for the replay is 402-344-6829.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.

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Contact:          Don Galletly              (713) 693-4148
                  Karen Gillen-Allen        (713) 693-4248